Registration Statement No. 333-63776

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-63776

Under

the Securities Act of 1933

U.S. HOME SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	75-2922239
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification Number)

2951 Kinwest Parkway

Irving, TX 75063

214-488-6324

(Address, Including Zip Code, of Registrant’s Principal Executive Offices)

Richard B. Goodner

Vice President - Legal Affairs and General Counsel

U.S. Home Systems, Inc.

2951 Kinwest Parkway

Irving, TX 75063

(Name and Address of Agent For Service)

(214) 488-6324

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

James S. Ryan, III

Alex Frutos

Jackson Walker L.L.P.

901 Main Street, Suite 6000

Dallas, Texas 75202

(214) 953-5801

Not applicable.

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the Registration Statement of U.S. Home Systems, Inc., a Delaware corporation (the “Company”) on Form S-3 (File No. 333-63776) filed with the Securities and Exchange Commission on June 25, 2001 (the “Registration Statement”).

On October 26, 2012, pursuant to an Agreement and Plan of Merger, dated as of August 6, 2012 (the “Merger Agreement”), by and among the Company, THD At-Home Services, Inc., a Delaware corporation (“Parent”), which is a wholly-owned subsidiary of The Home Depot, Inc., and Umpire Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company with the Company continuing as the surviving corporation (the “Merger”).

As a result of the Merger, the Company has terminated any and all offerings of the Company’s securities pursuant to the Registration Statement. In accordance with the undertaking contained in Part II, Item 17(3) of the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K, the Company files this Post-Effective Amendment to remove from registration all of such securities of the Company registered but unsold under the Registration Statement, if any, as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Irving, Texas, on this 26th day of October, 2012.

U.S. Home Systems, Inc.

By:	/s/ Murray H. Gross
Murray H. Gross Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Murray H. Gross Murray H. Gross	President and Chief Executive Officer (Principal Executive Officer)	October 26, 2012

/s/ Robert A. DeFronzo Robert A. DeFronzo	Secretary/Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 26, 2012

/s/ Richard Griner Richard Griner	Director	October 26, 2012

/s/ Don A. Buchholz Don A. Buchholz	Director	October 26, 2012

/s/ Larry A. Jobe Larry A. Jobe	Director	October 26, 2012

/s/ Kenneth W. Murphy Kenneth W. Murphy	Director	October 26, 2012

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